UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	August 24, 2010

BOOMERANG SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Madison Avenue
Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 (this “Amendment”) to Current Report on Form 8-K amends the Current Report on Form 8-K filed by Boomerang Systems, Inc. (the “Company”) on August 24, 2010 to include biographical information regarding Mark R. Patterson, the Company’s new Chief Executive Officer and member of the Company’s Board of Directors as well as to describe the  Company’s employment agreement with Mr. Patterson.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2010, the Company named Mark R. Patterson (“Mr. Patterson” or the “Executive”) as its Chief Executive Officer and a member of its Board of Directors.  The Company’s founder, Stan Checketts, will continue to lead product development and manufacturing as Chief Executive Officer of Boomerang Sub Inc, which manages the Company’s U.S. operations.

Until January 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw the real estate principal investing activities of Merrill Lynch.  Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became the Co-Head of Global Commercial Real Estate which encompassed real estate investment banking, principal investing and mortgage debt.  Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup, where he was the Global Head of Real Estate Investment Banking since 1996.  During his career, Mr. Patterson has been involved in a wide variety of financing and investing activities relating to virtually all types of real estate in most major global property markets.  Since January 2009, Mr. Patterson has been working as a real estate consultant.

In connection with Mr. Patterson’s appointment as Chief Executive Officer, he entered into an employment contract (the “Agreement”) with the Company.  The Agreement is effective as of August 21, 2010, has an initial term that ends on September 30, 2012, and automatically renews for two year periods thereafter, unless earlier terminated in accordance with its terms.  Pursuant to the Agreement, he will receive an initial annual base salary of $200,000 and will be eligible to receive a cash bonus for each fiscal year after 2010 determined at the discretion of the Company’s Board of Directors.  In addition, the Company agreed to grant Mr. Patterson: (i) 1,800,000 restricted shares of the Company’s common stock and 900,000 five-year warrants to purchase the Company’s common stock at an exercise price of $0.25 per share upon execution of the Agreement, (ii) 1,400,000 restricted shares of the Company’s common stock on each of February 1 and August 1, 2011 and February 1, 2012 (provided, in each case, that he remains employed by the Company, unless otherwise provided in the Agreement), (iii) 1,200,000 restricted shares of the Company’s common stock on August 1, 2012 (provided he remains employed by the Company, unless otherwise provided by the Agreement), (iv)  700,000 five-year warrants to purchase the Company’s common stock at an exercise price of $0.25 per share on each of February 1 and August 1, 2011 and February 1, 2012 (provided, in each case, that he remains employed by the Company, unless otherwise provided by the Agreement), and (v) 600,000  five-year warrants to purchase the Company’s common stock at an exercise price of $0.25 per share on August 1, 2012 (provided he remains employed by the Company, unless otherwise provided by the Agreement).

The Company has agreed to pay any federal and state income taxes incurred by Mr. Patterson in connection with the grants of restricted shares of common stock and warrants pursuant to the Agreement when due.   The Agreement also provides that Mr. Patterson will purchase 1,000,000 restricted shares of common stock from the Company at a price of $0.25 per share within 20 days of his employment as Chief Executive Officer.   In connection with the purchase, Mr. Patterson will also be granted five-year warrants to purchase up to 1,000,000 restricted shares of the Company’s common stock at an exercise price of $0.25 per share.  The Agreement also provides Mr. Patterson with preemptive rights that give him the right, but not the obligation, to maintain his then pro rata share of the Company’s issued and outstanding shares and warrants by purchasing additional shares and warrants each time the Company offers shares and or warrants for sale.

The Agreement provides that either party can terminate on 10 days written notice, in which case the Executive will receive his salary until the date of the original notice.  In the event the Executive terminates under this provision, or if the Executive is terminated for “Cause” as defined in the Agreement, Executive will forfeit any rights to receive restricted shares or an incentive bonus not granted as of the date of termination.  If (a) the Company terminates the Executive without Cause, (b) the Executive resigns for “Good Reason”, as defined in the Agreement, or (c) the Agreement is terminated due to death or disability, Executive will receive (i) his base salary until the date of termination, (ii) a lump sum payment equal to the amount that he would have received in salary through the then current two-year term together with any unpaid bonus for the then prior year, (iii) a bonus for the then current year equal to the greater of his prior year’s bonus or his then current annual salary, and (iv) the immediate grant of any restricted shares or warrants still due under the Agreement.

The description of the Agreement is qualified in its entirety by reference to the actual Agreement, a copy of which is annexed hereto as Exhibit 10.1, and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Patterson and any other person pursuant to which he was appointed as a director of the Company and Mr. Patterson is not party to any transactions with the Company that require disclosure pursuant to Item 404(a) of Regulation S-K.  Mr. Patterson will not receive any compensation in connection with his services as a director.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement between Mark R. Patterson and Boomerang Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boomerang Systems, Inc.
(Registrant)

Date:	August 26, 2010	By:	/s/ Joseph R. Bellantoni
Joseph R. Bellantoni
Chief Financial Officer